EXHIBIT 99.1

SVB FINANCIAL GROUP ELECTS KYUNG H. YOON TO BOARD OF DIRECTORS
Vice Chairman of Heidrick & Struggles Brings Vast Asian Market Experience to SVB

SANTA CLARA, Calif., July 11, 2006 — SVB Financial Group (Nasdaq:  SIVB), the diversified financial services holding company of SVB Silicon Valley Bank, SVB Alliant, SVB Capital and SVB Global, announced Kyung H. Yoon, vice chairman of Heidrick & Struggles International, Inc. (Nasdaq: HSII), joined its board of directors effective July 11, 2006. Yoon’s management, recruiting and financial experience, and her role as a key driver in her firm’s Asia Pacific expansion, will help guide SVB Financial Group as it continues to diversify the services it provides worldwide to its technology, life science, private equity and premium wine clients.

“With SVB’s global growth strategy in place, the firm continues investing in overseas expansion and attracting premier talent worldwide. Kyung’s expertise will be invaluable in that effort,” said Alex W. “Pete” Hart, chairman of the board of SVB Financial Group. “Kyung’s experience in several Asian markets, and with technology, financial services and private equity firms, is well matched to SVB’s target markets. We welcome Kyung to the board and look forward to her many contributions, which we anticipate will lead to continued growth and success for SVB.”

As vice chairman for Heidrick & Struggles, a world renowned executive search and leadership consulting firm, Yoon is responsible for serving as a bridge between the U.S. and Asia-Pacific regions. Since joining the firm in 1994, Yoon has played a significant role in the company’s Asia Pacific expansion with management responsibility for the Singapore, Tokyo, Hong Kong, Taipei, Shanghai and Seoul offices. Prior to Heidrick & Struggles, Yoon was the president of Benten Investments, Inc., president of Pacific Union Asset Management and vice president of Dillingham Development Company. She started her career with Banque Nationale de Paris.

Yoon is the  president of the Asia America MultiTechnology Association (AAMA)  and serves on Harvard University’s John F. Kennedy School of Government’s Women’s Leadership Board and Stanford University’s SPRIE Greater China Networks Project Advisory Board. Yoon earned a bachelor’s degree in economics and French from Goucher College in Baltimore and an MBA in finance and marketing from the University of Chicago.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, SVB Alliant, SVB Capital and SVB Global, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.

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